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                                                                    EXHIBIT 99.1

                    Union Planters Corporation Press Release
              dated July 19, 2001 announcing operating results for
                  the three and six months ended June 30, 2001

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JULY 19, 2001

         UNION PLANTERS CORPORATION ANNOUNCES RECORD SECOND QUARTER CASH
                      OPERATING EARNINGS OF $.89 PER SHARE

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) today reported cash operating earnings for the second quarter of 2001 of $123.1 million, or $.89 per diluted share, an increase of 6.0% over the $.84 per diluted share for the same period in 2000. Cash operating earnings exclude goodwill and other intangibles amortization and nonoperating items, net of taxes. These earnings provided a return on average assets of 1.42%, a return on average common equity of 16.08%, and a return on average tangible common equity of 23.55%.

         Net earnings for the second quarter 2001 were $109.3 million, or $.79 per diluted share, an increase of 3.9% compared to $.76 per diluted share for the same period in 2000. Net earnings represented a return on average assets of 1.26% and a return on average common equity of 14.28%.

         For the first half of 2001, cash operating earnings were $243.4 million, or $1.76 per diluted share, an increase of 5.4% compared to $1.67 per diluted share for the same period in 2000. Net earnings for the first half of 2001 were $215.7 million, or $1.56 per diluted share, which compares to $204.2 million, or $1.49 per diluted share, for the same period in 2000.

          "We continue to gain momentum with another solid quarter of operating results," said Jackson W. Moore, Chairman, President and Chief Executive Officer. "During the first quarter, we started a strategic initiative, UPExcel, to drive significant new business growth and to control costs. We are finalizing the planning phase now and will be in a

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position to communicate the impact on expected operating results in the next few weeks. This effort will not reduce our dividend nor do we expect it to have a negative impact on reported earnings during implementation. UPExcel is a balanced program that will be fully implemented in 18 months; however, it is already enhancing our financial performance through improved management structure, focus, and customer service. Second quarter results reflect some of the early benefits of this improvement: noninterest income is increasing as a percentage of total revenue, operating performance is improving and credit quality remains stable. The net interest margin was up from both last quarter and last year due to better loan pricing and lower funding cost. Operating noninterest income for the quarter increased to 36.1% of total revenue and our operating efficiency ratio continued to show improvement year over year. While our nonperforming assets have increased as expected due to the continuing slow down in the economy, our assets are well-secured and we do not anticipate any substantial increase in our charge off ratios."

NET INTEREST INCOME

         Net interest income on a fully taxable-equivalent basis was $324.7 million for the second quarter of 2001, an increase of $4.3 million over the same quarter last year and a $4.4 million increase over the first quarter of 2001. The key drivers of this increase were improved pricing of loan products and the decline in core funding costs during the quarter.

         The interest rate spread and net interest margin for the second quarter of 2001 improved to 3.42% and 4.11%, respectively, from the 3.34% and 4.05%, respectively, reported for the first quarter of 2001.

         Average loans (excluding FHA/VA loans) were $25.5 billion for the second quarter of 2001 compared to $22.6 billion for the same period in 2000 and compared to $24.9 billion for the first quarter of 2001. Net of loan divestitures and the acquisition of Jefferson Heritage Bank in the


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first quarter, average loans increased during the second quarter by 8.9%
compared to the same quarter last year. This growth consisted of 12.2% in residential real estate loans, 19.5% other mortgage loans, and 6.2% growth in commercial, construction, financial and agricultural loans. Mortgage production continued to post strong performance, offsetting a decline in consumer loan growth compared to the second quarter last year.

         Average deposits were $23.7 billion for the second quarter of 2001 compared to $23.1 billion for the first quarter of 2001 and $23.2 billion for the same quarter last year. The deposit mix continues to shift toward more core funding, as brokered deposits and wholesale funding declined by $1.2 billion and $2.0 million, respectively, compared to the first quarter of 2001 and second quarter of 2000.

NONINTEREST INCOME

         Growth in noninterest income continued to be robust during the second quarter with total noninterest income climbing to $187.2 million. Net of $8.3 million of investment securities gains, this represented a $14.0 million, or 8.5%, increase from the prior quarter and an increase of $45.2 million, or 33.8% from the same quarter last year. Operating noninterest income as a percent of total revenue increased to 36.1% in the second quarter of 2001, compared to 30.0% in the same quarter last year.

         The lower interest-rate environment and the divestiture of home mortgage loans resulted in double-digit growth in mortgage banking revenues. In addition, a more consistent administration of competitive pricing and collections on all account relationships across the entire franchise continued to show results with a 26.0%, or $11.6 million, increase in customer fee income in the second quarter of 2001, compared to the same quarter in 2000. Strategic Outsourcing Inc. (SOI), which was acquired in April 2000, accounted for $4.6 million of the increase in noninterest income over the same quarter last year. Merchant servicing


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income, trust fees, factoring commissions and fees, profits and commissions from trading activities, and income from an investment in a broker/dealer operation also showed growth compared to the second quarter of 2000.

         The investment securities portfolio was restructured during the second quarter to minimize the Company's interest-rate risk, to enhance liquidity, reduce short-term borrowings, and improve the rate of return on earning assets. As part of this restructuring, Union Planters sold $1 billion of its available for sale investment securities portfolio during the second quarter, which resulted in a gain of $8.3 million.

EFFICIENCY

         The efficiency ratio for the second quarter of 2001 was 56.52%, compared to 56.31% for the first quarter of 2001 and 57.27% for the second quarter of 2000.

         Noninterest expense for the second quarter of 2001 was $309.0 million, compared to $289.7 million in the prior quarter, and $275.9 million in the same quarter last year. The Jefferson and SOI acquisitions accounted for $8 million of the increase in noninterest expense over the second quarter of 2000. In conjunction with the increase in mortgage production, mortgage related expenses increased $1.6 million over prior quarter and $7.3 million over prior year. The Company also incurred a nonoperating charge of $8.0 million in the second quarter of 2001 related to the strategic initiative program discussed above.

CREDIT QUALITY

         Nonperforming assets at June 30, 2001 were $282.5 million, or 1.17% of loans and foreclosed properties, compared to $232.3 million, or .95% of loans and foreclosed properties at March 31, 2001, and $169.4 million, or .74%, at June 30, 2000.

         The provision for losses on loans for the second quarter of 2001 was $28.9 million, or .45% of average loans, compared to $25.3 million, or .41%


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of average loans, for the first quarter of 2001 and compared to $19.7 million, or .35% of average loans, for the same quarter last year. Net charge-offs as a percentage of average loans were .43% for the second quarter of 2001, an increase from the .37% reported in first quarter 2001, and an increase from .35% for the second quarter of 2000.

         The allowance for losses on loans totaled $342.9 million at June 30, 2001, equal to 1.42% of loans, compared to $342.1 million at March 31, 2001, equal to 1.41% of loans.

         Given the current economic conditions, nonperforming assets increased as anticipated, however, the risk of losses is mitigated by the diversity of the loan portfolio and the conservative underwriting practices throughout the banking franchise.

CAPITAL STRENGTH

         Total shareholders' equity was $3.1 billion at June 30, 2001, representing 9.07% of period-end assets of $34.5 billion, and the leverage ratio was 6.87%. Both of these ratios improved compared to the first quarter 2001 ratios of 8.72% and 6.61%, respectively.

SHARE PURCHASE PLAN

         In February 2000, the Board of Directors approved a plan to purchase
7.1 million shares of the Company's common stock, of which 1.6 million shares have been purchased to date. In addition, through June 30, 2001, the Company has repurchased 2.3 million shares of the 4.4 million shares issued in the Jefferson Heritage Bank acquisition.

THE COMPANY

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,035 ATMs and 821 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. At December 31, 2000, Union Planters Corporation was the 27th largest bank holding company in the United


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States based on total assets. The Company's common stock is traded on the New
York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

         This press release contains forward-looking statements relating to management's expectations regarding its business plans and expected trends in nonperforming assets and the related risk of losses. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 2000 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Union Planters' 2000 Annual Report to Shareholders. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events.

                                      -O0O-

FOR ADDITIONAL INFORMATION, INCLUDING SUPPLEMENTAL FINANCIAL INFORMATION FOR THE SECOND QUARTER OF 2001, VISIT UNION PLANTERS' WEB SITE AT http://www.unionplanters.com, ACCESS UNION PLANTERS' CURRENT REPORT ON FORM 8-K DATED JULY 19, 2001 WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR CONTACT:

BOBBY L. DOXEY
SENIOR EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
(901) 580-4565

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                       JUNE 30,                            JUNE 30,
                                                                 2001            2000              2001                2000
                                                               --------        --------        ------------        ------------

INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                    $316,164        $311,352        $    627,190        $    626,102
     Taxable-equivalent basis                                   324,673         320,388             644,964             644,259
   Provision for losses on loans                                 28,900          19,699              54,200              37,002
   Noninterest income
     Investment securities gains                                  8,330              77               8,354                  77
     Other                                                      178,842         138,423             343,731             265,992
   Noninterest expense                                          308,993         275,885             598,665             547,590
   Earnings before income taxes                                 165,443         154,268             326,410             307,579
   Income taxes                                                  56,118          51,383             110,718             103,357
   NET EARNINGS                                                 109,325         102,885             215,692             204,222

   NET EARNINGS APPLICABLE TO COMMON SHARES                     108,946         102,483             214,927             203,408

   OPERATING EARNINGS(1)                                        109,144         100,392             215,497             201,729

   CASH OPERATING EARNINGS(2)                                   123,088         113,782             243,362             228,441

PER COMMON SHARE DATA

   Net earnings
             - basic                                           $    .80        $    .76        $       1.57        $       1.50
             - diluted                                              .79             .76                1.56                1.49
   Operating earnings(1)
             - basic                                                .79             .74                1.57                1.48
             - diluted                                              .79             .74                1.56                1.47
   Cash operating earnings(2)
             - basic                                                .90             .84                1.77                1.68
             - diluted                                              .89             .84                1.76                1.67

   Cash dividends                                                   .50             .50                1.00                1.00
   Book value                                                                                         22.68               19.88

BALANCES AT END OF PERIOD
Loans, excluding FHA/VA government-insured/guaranteed loans                                    $ 24,193,443        $ 22,880,375
Allowance for losses on loans                                                                       342,868             345,858
Nonperforming assets
   Nonaccrual loans                                                                                 223,609             127,685
   Restructured loans                                                                                 1,166               1,680
   Foreclosed properties                                                                             57,761              40,081
Loans 90 days past due                                                                              131,995              78,843
FHA/VA government-insured/guaranteed loans                                                          298,239             447,815
   Nonaccrual                                                                                         2,296               4,408
   90 days past due                                                                                 120,362             166,231
Available for sale investment securities
    Amortized cost                                                                                5,194,729           7,192,127
    Fair value                                                                                    5,280,970           6,954,593
    Unrealized gain (loss), net of taxes                                                             54,400            (150,354)
Total assets                                                                                     34,468,079          34,226,813
Total deposits                                                                                   23,842,353          23,290,355
Total shareholders' equity                                                                        3,127,882           2,698,670
Total common equity                                                                               3,109,124           2,678,687
Tier 1 capital                                                                                    2,311,224           2,067,614


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                     JUNE 30,                        JUNE 30,
                                                               2001            2000            2001            2000
                                                           ------------    ------------    ------------    ------------

AVERAGE BALANCES
   Loans, excluding FHA/VA government-
      insured/guaranteed loans                             $ 25,499,570    $ 22,595,309    $ 25,203,816    $ 22,063,388
   FHA/VA government-insured/
      guaranteed loans                                          299,320         463,535         294,896         481,385
   Investment securities                                      5,532,370       7,392,264       6,080,134       7,518,739
   Earning assets                                            31,689,438      30,759,224      31,895,512      30,403,716
   Total assets                                              34,666,459      33,863,383      34,883,933      33,558,099
   Total deposits                                            23,677,276      23,206,956      23,397,264      23,246,626
   Interest-bearing liabilities                              26,804,659      26,361,429      27,173,310      26,071,338
   Demand deposits                                            4,077,740       4,058,827       3,984,400       4,043,121
   Shareholders' equity                                       3,080,013       2,817,883       3,028,595       2,829,879
   Common equity                                              3,060,709       2,797,485       3,009,178       2,809,297

OTHER SUPPLEMENTAL INFORMATION

   Net earnings
       Return on average assets                                    1.26%           1.22%           1.25%           1.22%
       Return on average common equity                            14.28           14.73           14.40           14.56
   Cash operating earnings(2)
       Return on average assets                                    1.42            1.35            1.41            1.37
       Return on average common equity                            16.08           16.30           16.26           16.29
       Return on average tangible assets                           1.47            1.39            1.45            1.41
       Return on average tangible common equity                   23.55           24.85           23.95           24.81
   Allowance for losses on loans to loans(3)                                                       1.42            1.51
   Nonperforming loans to loans(3)                                                                  .93             .57
   Nonperforming assets to loans and
       foreclosed properties(3)                                                                    1.17             .74
   Net charge-offs of loans                                $     27,321    $     19,662    $     49,921    $     33,444
   Net charge-offs as a percentage of
      average loans(3)                                              .43%            .35%            .40%            .30%
   Common shares outstanding (end of
      period, in thousands)                                                                     137,071         134,732
   Weighted average shares outstanding
      (in thousands)
         Basic                                                  136,988         134,794         136,795         135,670
         Diluted                                                138,608         136,268         138,395         137,170
   Yield on earning assets (taxable-equivalent
      basis)                                                       7.89%           8.31%           8.10%           8.24%
   Rate on interest-bearing liabilities                            4.47            4.81            4.72            4.64
   Interest rate spread (taxable-equivalent
       basis)                                                      3.42            3.50            3.38            3.60
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                       4.11            4.19            4.08            4.26
   Shareholders' equity to total assets                                                            9.07            7.88
   Leverage ratio                                                                                  6.87            6.29

(1) Earnings before nonoperating items, net of taxes
(2) Earnings before goodwill and other intangibles amortization and nonoperating items, net of taxes
(3) Excludes FHA/VA government-insured/guaranteed loans